18 November 2002


STRICTLY PRIVATE AND CONFIDENTIAL

Barry O'Callaghan
and the Several Other Persons listed in Schedule 1 to this letter
c/o 3rd Floor
Styne House
Upper Hatch Street
Dublin 2



Dear Sirs/Madam

We understand that you and the other addressees (collectively the "Buy-Out Team") wish to explore the possibility of making a recommended offer (the "Possible Offer") for Rome plc (the "Company") through a company ("Newco") to be formed by you or on your behalf.

We have resolved that you should be permitted to explore the Possible Offer and are, therefore, writing to you to set out the terms of that permission.

This letter is important, as it sets out some of the key principles put in place to ensure that all of us, as directors of the Company, conduct ourselves properly in the circumstances of the Possible Offer, recognising the conflict of interest faced by you and ensuring that the best interests of shareholders remain the paramount concern of all of us.

1.   Independent Committee

     An independent committee of the board of directors of Rome plc (the "Committee") has been formed comprising, as of the date hereof, Messrs Kyran McLaughlin, Thomas Keaveney and Lee Dayton to deal with all matters relating to the Possible Offer.

     The Committee is responsible for engaging advisers on behalf of the Company to assist it in its consideration of the Possible Offer. The advice received from these advisers will be confidential to the Committee. It is proposed that Davy Corporate Finance Limited ("Davy") and Credit Suisse First Boston ("CSFB") (collectively the "Financial Advisers") will be appointed to advise the Committee in accordance with Rule 3.1 of The Irish Takeover Panel Act, 1997, Takeover Rules 2001("the Takeover Rules").

     As part of the process of evaluating any offer which may be put forward by Newco, the Committee and the Financial Advisers reserve the right to test the open market value of the Company by pursuing indications of interest from potential third parties provided that it is in the best interests of the Company and its shareholders to do so. The Committee

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

       may need to distribute certain relevant information to bona fide potential offerors as part of the market test subject to the usual confidentiality requirements.

2.   Confidentiality

       2.1 You will enter into a separate confidentiality agreement in the form enclosed with this letter (the "Confidentiality Agreement"). As a director and employee of the Company, you owe a duty not to disclose or make use for personal gain of Confidential Information otherwise than for the benefit of the Company. You are not entitled to disclose any Confidential Information except in accordance with the terms of this letter and the Confidentiality Agreement.

       2.2 No meetings, engagements or discussions will be embarked upon by you in connection with the Possible Offer and no Confidential Information will be disclosed to any third parties until after complete details of the companies/organisations with whom you intend to meet or engage with and/or make disclosures to are provided to and agreed with Hugh McCutcheon of Davy or Raphael Grunschlag of CSFB on behalf of the Company (the "Agreed Third Parties") and in the case of disclosures, the provisions of Clause 3 are complied with. It is expected that such discussions/engagements/meetings will be limited to debt and equity finance providers. A list of Agreed Third Parties as at the date of this Letter is set out in the Schedule 2.

       2.3 For the purposes of this letter "Confidential Information" means all information (in whatever form including written, oral or electronic form) relating to the organisation, business, finances, transactions, prospects, technical, financial, operational, administrative, marketing , economic and/or other affairs of the Company or any of its subsidiaries (as defined by Section 155 of the Companies Act, 1963) or such information that is obtained pursuant to discussions with the officers, employees, agents or advisers of the Company or any of its subsidiaries. The respective interests of you, Newco and the Company, the Possible Offer, this agreement, the discussions and negotiations (including the status thereof and the fact that they are taking place or have taken place), including any notes, studies, analyses, records, memoranda, reports and valuations prepared by you or Newco, or on behalf of any of you containing, reflecting or generated from such information are Confidential Information for the purposes of this letter. Notwithstanding the foregoing the following shall not be included within this definition of "Confidential Information":

              2.3.1 information which, at the time of disclosure pursuant to this letter is in the public domain; or

              2.3.2 information which, after disclosure pursuant to this letter becomes generally available to third parties through no breach of the terms of this letter or those of the Confidentiality Agreement; or


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              2.3.3  information  which was  lawfully in the  possession  of the
                     Buy-Out Team and/or the Agreed Third Parties and which was not acquired directly or indirectly from the Company or any
                     of  its  directors,  officers,  employees,   representative
                     agents or advisers ("Representatives") in circumstances which give rise to a contractual, legal or fiduciary obligation of confidentiality to the Company; or

              2.3.4 information which becomes available to the Buy-Out Team and/or Agreed Third Parties from a source other than the Company or any of its Representatives provided that, to your knowledge or that of Newco or any of its Representative's knowledge (after reasonable enquiry), such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation to the Company.

       Nothing in this letter shall operate to prevent the disclosure of Confidential Information to a third party to the extent requested or required by law, court proceedings or by any regulatory organisation to which you, Newco or any Agreed Third Party (collectively "Recipients") is subject, in which case the Recipient shall comply with Clause 2.4.

       2.4    2.4.1  In the event that any of the Recipients  becomes aware that he or they may become compelled by law or by any regulatory organisation to which the Recipient is subject to disclose any Confidential Information, prompt notice in writing of that fact will be given to the Company (at the address set out in this agreement and marked for the attention of the Company Secretary) so that the Company may seek an appropriate remedy to prevent that disclosure. The Recipient and his Representatives will, subject to being indemnified by the Company as to any associated costs and expenses, take such steps as the Company may reasonably require for that purpose and will keep the Company promptly and fully informed of all developments relating to any such potential disclosure.

              2.4.2 In the event that the Recipient or his Representatives become compelled by law or by any regulatory organisation to which the Recipient is subject to disclose any Confidential Information, full details of any disclosure will be given in writing (at the address set out in this agreement and marked for the attention of the Company Secretary) to the Company as soon as reasonably practicable and, where possible, in advance and any such disclosure will be limited to the minimum amount of Confidential Information required to satisfy that disclosure obligation.

3.     Disclosure of Information

       3.1 The Company will provide you with certain information in order to assist you in evaluating the Company and its business. In providing you with any such information, it is on the express understanding that the following is agreed:

              3.1.1 no information will be provided to you until after you have signed and returned the Confidentiality Agreement;


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


              3.1.2 any information provided to you may be provided to other parties who make an approach to the Company with, or with a view to entering into discussions as to a possible offer, even if such information has not been specifically requested by the latter parties;

              3.1.3 any requests for information (whether Confidential Information or other information relating to the Company and/or its subsidiaries) and/or meetings should be made in writing through Hugh McCutcheon, Davy, Raphael Grunschlag, CSFB who will, in consultation with the Committee determine whether to release information and/or if it is appropriate for meetings to be arranged and no information made available pursuant to this Clause 3 will be disclosed to any person other than to Agreed Third Parties and your advisers or representatives;

              3.1.4 a written record of all requests for information and of all information supplied must be maintained by the Company and written information will be supplied by the Company via Mr David Mulville, the Company Secretary (the "Information Officer"). It is imperative that this procedure is followed by you and that no information is sought by you other than from the contacts advised in paragraph 7 below;

              3.1.5 you agree that, at any time upon request by the Company, you will instruct your advisers, Solomon Smith Barney, to ensure that the Committee is provided promptly with all information that is furnished by you and/or your advisers to the Agreed Third Parties; and

              3.1.6 any confidential information which is propriety to Newco and is provided by Newco or the Buy-Out Team to the Company pursuant to Rule 20.3 of the Takeover Rules or Clause 3.1.5 shall not be disclosed by the Company to any third party except where such disclosure is required by law or by the Takeover Panel pursuant to the Takeover Rules or used by the Company for any purpose other than for the purpose of the performance of the Company's obligations under the Takeover Rules.

       3.2 You acknowledge that as at the date of this letter no Confidential Information, including any business plans (if any), has been provided to potential providers of finance or any other third party or parties.

       3.3 For the avoidance of doubt, you acknowledge that neither you, nor Newco nor any Agreed Third Party or other person proposed by you or Newco shall have access to carry out due diligence on the Company and/or its subsidiaries until such time as Indicative Offer Terms (as such terms are defined in Clause 5.1.1) have been received by the Committee and the Committee has indicated in writing that the Company is prepared to proceed on the basis of such terms and have at that stage agreed a basis for the commencement of such a due diligence process.


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4.     Buy-out time

       4.1 The Company permits each member of the Buy-Out Team to devote a necessary amount of time to pursuing the Possible Offer, subject to:

              (a) you making the necessary arrangements (to the satisfaction of the Committee) to ensure that the businesses of the Company and its subsidiaries are not adversely affected to any material extent by your absence during the time spent on the Possible Offer; and

              (b) your reporting to the Committee promptly on developments within the businesses of and its subsidiaries.

              To the extent that any service agreement between you and the Company or any of its subsidiaries contains restrictions or obligations which conflict with the permission granted by this paragraph 4.1, the Company (for itself and on behalf of each of its subsidiaries) waives such restrictions and/or obligations, but only to the extent of that conflict.

       4.2 You recognise that your primary duty remains to act in the Company's best interests at all times and the exploration of the Possible Offer should not deflect you from the requirements of the Company. The terms of this letter, and any consents granted by the Company under it, do not vary or lessen the legal duties that you owe a director and employee of the Company.

       4.3 You will not allow any advisers who have had a previous relationship in the last two years with the Company or any of its subsidiaries or any of their officers (including yourselves) to be engaged by any member of the Newco Group without the prior consent of the Committee.

       4.4 You each hereby agree that you will not, nor will you procure any other person(s) to, make any approach to any employee(s) or director(s) of the Company with a view to having such person(s) now or at any time in the future becoming part of the Buy-Out Team or having any involvement in Newco whether as shareholder and/or employee and/or financier and/or otherwise without first notifying the Committee in writing of the identity of each such person and clearly outlining the capacity in which you wish to involve such person and you have received the prior consent in writing of or on behalf of the Committee to making such approach. Such consent shall be at the absolute discretion of the Committee and shall be subject to such terms and conditions (if any) as it may consider necessary or desirable to preserve the Company's best interests.

       4.5 The Committee understands that a very limited number of additional employees of the Company may need to be involved solely for the purpose of producing Company information necessary for evaluating the Possible Offer. Prior consent for any such involvement must be obtained from the Committee, who if it




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       determines  to grant  such  consent  may  impose  such  conditions  as it
       considers   necessary  or  desirable  to  preserve  the  Company's   best
       interests. For the avoidance of doubt, any such information produced by employees approved pursuant to this Clause 4.5 must be furnished to you/your representatives through the Information Officer pursuant to Clause 3.1.4.

5.     Process

       5.1 Should you wish to make a Possible Offer, you will proceed as follows unless otherwise agreed with the Committee:

              5.1.1 you will outline in writing the indicative terms of such offer which shall contain all the information set out in Clause 6 and any revisions thereof (the "Indicative Offer Terms");

              5.1.2 any Indicative Offer Terms or Possible Offer should be sent in writing (marked 'Strictly Private and Confidential') to Mr Kyran McLaughlin, the Chairman of Committee (the "Chairman of the Committee") and should be copied to Hugh McCutcheon, Davy and Raphael Grunschlag, CSFB by 5:00 pm on 29 November 2002. In the case of the Indicative Offer Terms, it should address the matters identified in Section 6 below;

              5.1.3 you will be restricted to discussing a Possible Offer with the external equity providers comprised in the definition of Agreed Third Parties unless the prior written consent of the Committee has been obtained.

       5.2 Notwithstanding anything contained in this letter or otherwise, the Committee reserves the right, at any time and in any respect and in their absolute discretion, to terminate discussions with you, to reject any Possible Offer and/or Proposal, or to amend in any manner or abandon the process outlined in this letter. This letter should be read in conjunction with the Confidentiality Agreement. For the avoidance of doubt, if a Possible Offer is not received pursuant to Clause 5.1.2, the Company shall cease to be under any further obligation pursuant to the terms of this letter and shall be entitled to enforce such of its rights under this letter including, without limitation, pursuant to the terms of this Clause 5.2.

       5.3 Until such time as a Possible Offer is made, you will report to the Chairman of the Committee and to the Financial Advisers on a weekly basis as to the progress being made towards your Possible Offer and you will respond to such queries as any of them may have so as they can appraise such progress.

6.     Contents of Possible Offer

       The following matters should be addressed in any Indicative Offer Terms:



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       6.1    identity  of  possible  offeror:  the  identity  of  the  possible offeror, including the detailed ownership structure of the vehicle which would make the Possible Offer, any relevant affiliates, associates and concert parties;

       6.2    level and form of consideration;

       6.3    options:   any  Possible   Offer  would  be  expected  to  contain
              appropriate terms in relation to outstanding options;

       6.4 conditions: details of all conditions and pre-conditions (including the proposed acceptance condition) other than standard conditions associated with public offers under the Irish Takeover Rules. It is expected that these pre-conditions would be minimal;

       6.5 resources: include supporting evidence satisfactory to the Financial Advisers, that the proposed offeror has sufficient resources to implement its offer in full and identify the sources of such finance;

       6.6    arrangements  with  management:  set out in  detail  the  proposed
              arrangements   between  the  relevant  members  of  the  Company's
              management and the offeror;

       6.7 due diligence: any proposed conditions regarding confirmatory due diligence would be expected to set out in detail the items in respect of which due diligence would be required, a detailed timeframe associated therewith and the parties who would be instructed to carry out the exercise. The Committee would expect that such an exercise could be conducted in a very short timeframe and would be anxious to ensure that such a timeframe was adhered to.

       For the avoidance of doubt, the terms of any Possible Offer whether published in a Rule 2.5 announcement, an offer document or otherwise shall comply in all respects with the terms of the Takeover Rules.

7.     Contacts

       Should you have any queries arising out of this letter or wish to request further information, I suggest you proceed as follows:

       7.1 general queries regarding the process outlined in this letter or other matters of principle should be addressed to Hugh McCutcheon, Des Carville or Eugenee Mulhern, Davy;

       7.2 financial information: requests for financial information should be sent to Hugh McCutcheon of Davy or Raphael Grunschlag of CSFB; and

       7.3 legal matters : questions of a legal nature should be addressed to Myra Garrett or Ken Casey at William Fry Solicitors, Fitzwilton House, Wilton Place, Dublin 2.



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8.     The Takeover Rules

       You will ensure that the Buy-out Team and Newco comply at all times with its obligations under the Takeover Rules in relation to the conduct of the Possible Offer generally.

9.     No warranty

       You agree to inform any person to whom any information relating in any way to the Company and/or its subsidiaries and their respective businesses is provided by or on behalf of you and/or Newco that no warranty or representation is given by or on behalf of the Company or any of its subsidiaries, or any of its or their officers, employees or advisers regarding the truth, accuracy or completeness of such information.

10.    Miscellaneous

       10.1 Without prejudice to any other rights or remedies that the Company or its subsidiaries may have, you agree that damages would not necessarily be an adequate remedy for any breach of the provisions of this letter and that accordingly we shall be entitled, without proof of special damages, to seek the remedies of injunction and other equitable relief for any threatened or actual breach of the provisions of this letter.

       10.2 You further agree that any delay or failure by the Company in exercising any right arising under this letter or by implication will not act as a waiver of such right nor will any single or partial exercise of any such right preclude any further exercise of it.

       10.3 The provisions of this letter shall cease to have effect (except in respect of any rights and obligations which have accrued under it in favour of any party prior thereto) at such time as you inform us or it is announced that the Possible Offer shall not proceed.

       10.4 This letter shall be governed by and construed in accordance with the laws of Ireland and no variation of this letter shall be valid unless it is in writing and signed on behalf of the Committee.

       10.5 Each party shall bear their own costs and expenses in relation to the Possible Offer.

       10.6 This agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered (including delivery by fax) shall constitute an original all such counterparts together constituting but one and the same instrument.


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11.    Confirmation

       We hope that this letter clearly addresses the issues raised by your proposal and we look forward to working with you constructively in achieving what is best for the Company and its shareholders.

       Could you please confirm that you understand and accept the terms of this letter by signing and returning the attached duplicate copy and the Confidentiality Agreement.

Yours sincerely


/s/ Kyran McLaughlin
Kyran McLaughlin
Chairman of the Independent Committee
For and on behalf of the Independent Directors of Riverdeep Group plc



--------------------------------------------------------------------------------

Confirmed and accepted

/s/ Barry O'Callaghan                                    18/11
.................................. Dated................................... 2002
Barry O'Callaghan

/s/ Barry O'Callaghan
as attorney for P. McDonagh                          18/11
.................................. Dated................................... 2002
Patrick McDonagh

/s/ Barry O'Callaghan
as attorney for T. Mulderry                          18/11
.................................. Dated................................... 2002
Tony Mulderry

/s/ Barry O'Callaghan
as attorney for M. Moriarty                         18/11
.................................. Dated................................... 2002
Mairead Moriarty